Exhibit (m)(2)

                        MORGAN GRENFELL INVESTMENT TRUST

                               (INVESTMENT CLASS)

                       AMENDED AND RESTATED SERVICE PLAN

                                                        Dated: February 17, 2000

         WHEREAS, Morgan Grenfell Investment Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended;

         WHEREAS, the Trust is comprised of the series or Funds listed on Exhibit A, as amended from time to time, each of which is a separate pool of assets with its own investment policies (the "Funds") and each Fund may be divided into two or more separate classes, including Institutional Shares and Investment Shares;

         WHEREAS, the Trust, on behalf of the class of Investment Shares of each Fund, desires to adopt a Service Plan and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Service Plan will benefit the Trust and its shareholders; and

         WHEREAS, Investment Company Capital Corp. (the "Transfer Agent") serves as the transfer agent to each Fund under the terms of a Transfer Agency Agreement by and between the Trust, on behalf of each Fund, and the Transfer Agent, dated November 22, 1999 (the "Transfer Agency Agreement");

         WHEREAS, the Trust, on behalf of the Investment Class of each Fund, intends to employ institutions (the "Service Agents") or to authorize the Transfer Agent, on behalf of the Investment Class of each Fund, to employ such Service Agents to perform shareholder account services to the customers of such Service Agents (the "Customers"), who are or may become beneficial owners of the Investment Shares of a Fund, pursuant to a Service Agreement substantially in the form attached hereto as Exhibit B, or in such other form as has been or may be approved by the Trustees of the Trust.


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         NOW THEREFORE, the Trust, on behalf of the Investment Class of each
Fund, hereby adopts this Service Plan (the "Plan") on the following terms and conditions:

         1. (a) The Trust, on behalf of the Investment Class of each Fund, is authorized to pay the Transfer Agent, on behalf of the Service Agent, or the Service Agent, as the case may be, the monthly or quarterly fee specified in the Transfer Agency Agreement or the Agreement with such Service Organization, as the case may be, which shall be equal on an annual basis to not more than 0.25 of 1% of the average daily net asset value of the Investment Shares of such Fund which are owned beneficially by the Customers of such Service Agent during such period.

            (b) The types of administration services and expenses for which a Service Agent may be compensated under this Plan include: (i) acting as record holder and nominee of all Investment Shares beneficially owned by Customers;
(ii) establishing and maintaining individual accounts and records with respect to the Investment Shares owned by each Customer; (iii) providing facilities to answer inquiries and respond to correspondence from Customers about the status of their accounts or about other aspects of the Trust or the applicable Fund;
(iv) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange Investment Shares; (v) receiving and transmitting funds representing the purchase price or redemption proceeds of such Investment Shares; (vi) providing participant level recordkeeping, sub-accounting, and other administrative services in connection with the entry of purchase and redemption orders for Customers; (vii) withholding sums required by applicable authorities; (viii) providing daily valuation services to Customers; (ix) paying and filing of all withholding and documentation required by appropriate government agencies; (x) providing reports, refunds and other documents required by tax laws and the Employee Retirement Income Security Act of 1974 ("ERISA");
(xi) providing prospectuses, proxy materials and other documents of the Funds to Customers as may be required by law; and (xii) assisting with the solicitation of proxies from Customers. No Fund may compensate the Transfer Agent or a Service Agent for services provided with respect to another Fund.


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         2. In the event that an Agreement hereunder between the Trust or the
Transfer Agent, on behalf of the Investment Class of one or more Funds, and a Service Agent expires or is terminated, then the Service Shares of the Funds acquired by or through such Service Agent will convert automatically to Institutional Shares, upon such terms as are described in the Trust's then current prospectuses with respect to Investment Shares of the Funds.

         3. This Plan shall not take effect as to any Fund until the Plan has been approved for such Fund by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust and who have no direct of indirect financial interest in the operation of the Plan or any agreements related to it (the "non-interested Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan. No Fund shall be obligated to make any payment to the Transfer Agent or any Service Agent, as the case maybe, with regard to any agreement that is materially different from the form of service agreement attached hereto as Exhibit B.

         4. This Plan shall remain in effect until February 18, 2001 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

         5. No Agreement or material amendment to an Agreement hereunder shall take effect as to any Fund until such Agreement or amendment has been approved for such Fund by votes of a majority of both (a) the Board of Trustees of the Trust and (b) the non-interested Trustees cast in person at a meeting (or meetings).

         6. The President, Secretary, Treasurer or any Vice President of the Trust shall provide the Board of Trustees of the Trust and the Board shall review periodically a written report of services performed by and fees paid to each Service Agent under the Agreements and the Plan.

         7. The Plan may be terminated as to the Investment Class of any Fund at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of the Investment Class of such Fund. In the event of the Plan's expiration or termination as to the Investment Class of a Fund, all Agreements hereunder with respect to such Fund's Investment Class shall terminate automatically.


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         8. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

         9. While this Plan is in effect, the selection and nomination of the non-interested Trustees of the Trust shall be committed to the discretion of the non-interested Trustees.

         10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.




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         IN WITNESS WHEREOF, the Trust, on behalf of the Investment Class of each Fund, has executed this Service Plan as of the day and year first written above.

                              MORGAN GRENFELL INVESTMENT TRUST
                                on behalf of the Investment Class of each Fund listed on Exhibit A

                              By:
                                   ---------------------------------------------
                              Name:
                                   ---------------------------------------------
                              Title:
                                   ---------------------------------------------



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                                    EXHIBIT A
                                    ---------

                           As Amended February 1, 2003

Series of the Morgan Grenfell Investment Trust:

        Fixed Income Fund
        Municipal Bond Fund
        Short Duration Fund
        Short-Term Municipal Bond Fund
        High Income Plus Fund
        Total Return Bond Fund
        Micro Cap Fund
        International Select Equity Fund
        European Equity Fund
        Emerging Markets Debt Fund


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